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                                                                    Exhibit 99.1


NEWS RELEASE                                    [CORRPRO COMPANIES INC LOGO]

COMPANY CONTACT
---------------
Bob Mayer
Chief Financial Officer                                 WORLD HEADQUARTERS
(330) 723-5082                                          1090 Enterprise Drive
                                                        Medina, OH 44256
                                                        Phone (330) 723-5082
                                                        Fax (330) 723-0694
FOR IMMEDIATE RELEASE                                   www.corrpro.com


            CORRPRO ANNOUNCES RESULTS FOR FISCAL 2004 THIRD QUARTER


MEDINA, OHIO, FEBRUARY 23, 2004--Corrpro Companies, Inc. (AMEX:CO), today reported results for its fiscal 2004 third quarter and the nine months ended December 31, 2003.

Revenues from continuing operations for the fiscal 2004 third quarter increased 3.5% to $32.9 million compared to $31.8 million in the fiscal 2003 third quarter. Improved revenue levels and operating efficiencies, as well as lower costs, contributed to the Company's operating income from continuing operations of $2.8 million in its fiscal 2004 third quarter, compared to $2.6 million in its fiscal 2003 third quarter; and to net income from these continuing operations of $0.6 million, or $0.07 per share, compared to $0.4 million, or $0.04 per share, respectively. The Company reported total net income including discontinued operations for the quarter of $0.4 million, or $0.05 per fully diluted share.

Revenues from continuing operations for the nine months ended December 31, 2003 increased 8.1% to $100.4 million compared to prior-year period revenues of $92.9 million. Supported by increased revenues, lower restructuring costs, and improved operating efficiencies, operating income from continuing operations was $9.5 million for the nine months ended December 31, 2003, compared to $4.5 million in the prior-year period. The Company reported income from continuing operations, after interest and taxes, of $3.3 million for the nine months ended December 31, 2003, compared to a loss of $1.3 million in the prior-year period.

Including discontinued operations, the Company had a net loss of $0.6 million for the nine months ended December 31, 2003, compared to a $23.6 million net loss in the prior-year period. In addition to improved revenue levels, lower restructuring costs, and improved operating efficiencies, the sharply reduced net loss was attributable to non-cash goodwill impairment charges resulting from a change in accounting principle reflected in the results for the first nine months of fiscal 2003. The total net loss per share on a diluted basis was $0.06 per share compared to $2.81 per share in the prior-year period. Additional financial information with respect to the fiscal 2004 third quarter is available in the Company's Form 10-Q for the quarter ended December 31, 2003, as filed with the Securities and Exchange Commission.

"We continue to see incremental improvements in our operating results while concurrently carrying out the challenging process of refinancing and recapitalizing the Company. The continued implementation of our business restructuring plan, resulting in streamlined operations and reduced costs, has increasingly allowed us to generate positive cash flow, reduce debt and


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position the Company to take advantage of attractive market opportunities,"
commented Joseph W. Rog, Chairman, Chief Executive Officer and President. "However, notwithstanding these incremental improvements, the Company continues to operate under short-term forbearance agreements with its senior lenders. The Company's viability remains at risk due to the severe adverse consequences that would befall it in the event our proposed recapitalization plan is not implemented and our existing senior debt is not retired by March 31, 2004.

"We have mailed the proxy statement presenting to our shareholders for their approval the proposed refinancing and recapitalization of the Company. Our shareholders should recognize that if they do not approve the refinancing and recapitalization plan at our March 16, 2004 shareholders' meeting, and the transaction does not close by March 31, 2004, the Company will not be able to meet the senior debt obligations which will then be due. Having already granted several extensions to allow us to complete this process, our bank lenders have at this point in time indicated they are not willing to extend the due date of the bank facility any further.

"Our objective is to complete the proposed recapitalization so that we can devote our full attention to operating the business and creating value for our shareholders. However, our ability to implement this plan is dependent upon shareholder approval and the timely completion of the refinancing and recapitalization transaction. There are presently no other viable third party refinancing or recapitalization proposals available to the Company. If we fail to gain the shareholder approval necessary to complete our proposed recapitalization plan, and are faced with default notices and foreclosure proceedings commenced by the existing lenders, we would have no foreseeable alternative but to seek protection under applicable bankruptcy laws. Bankruptcy would likely substantially diminish the value of our common shares."

Corrpro, headquartered in Medina, Ohio, with offices worldwide, is a leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as the leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by forward-looking statements, or diminish the liquidity of its common shares: the Company's ability to receive shareholder approval of the transactions described herein and, as a result thereof, to consummate the proposed recapitalization and refinancing; the ability to fulfill the conditions to closing and, as a result thereof, to consummate the proposed recapitalization and refinancing; the extension, amendment or refinancing of the Company's existing debt and the terms and timing thereof; the Company's ability to successfully divest certain of its non-core and international business units and the timing, terms and conditions of any such divestitures;


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the impact of any litigation or regulatory process related to the financial statement restatement process, including the filed and dismissed class action litigation (the dismissal of which has been appealed); qualification requirements and termination provisions relating to government jobs; the impact of inclement weather on the Company's operations; the impact of energy prices on the Company's and its customers' businesses; adverse developments in pending litigation or regulatory matters; the Company's ability to satisfy the listing and trading requirements of the American Stock Exchange ("AMEX"), including compliance with the Company's plan to regain compliance with applicable AMEX requirements, (which, if not satisfied, could result in the suspension of trading or delisting of the Company's shares from the exchange and could diminish the liquidity of its common shares) or any other national exchange on which its shares are or will be listed or otherwise to provide a trading venue for its shares; and the impact of changing global political and economic conditions. Further information concerning factors that may affect the Company's business and performance are set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.


                                 TABLE TO FOLLOW


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                            CORRPRO COMPANIES, INC.
                       Consolidated Income Statement Data
                    (In Thousands, Except Per Share Amounts)

                                                                              For the Three                     For the Nine
                                                                              Months Ended                      Months Ended
                                                                              December 31,                      December 31,
                                                                      ------------------------------    ---------------------------

                                                                          2003              2002            2003            2002
                                                                          ----              ----            ----            ----

Revenues                                                               $  32,939        $   31,781      $   100,424     $   92,943

Cost of sales                                                             22,388            21,528           67,310         62,620
                                                                          ------            ------           ------         ------
Gross profit                                                              10,551            10,253           33,114         30,323


Selling, general & administrative expenses                                 7,703             7,676           23,567         25,828
                                                                          ------            ------           ------         ------

Operating income                                                           2,848             2,577            9,547          4,495

Interest expense                                                           1,843             1,546            4,931          4,366
                                                                          ------            ------           ------         ------

Income from continuing operations before income taxes                      1,005             1,031            4,616            129

Provision for income taxes                                                   358               612            1,366          1,396
                                                                          ------            ------           ------         ------

Income (loss) from continuing operations                                     647               419            3,250         (1,267)


Discontinued operations:
   Income (loss) from operations, net of income taxes                       (205)               30           (3,809)        (4,089)
   Loss on disposal, net of income taxes                                       -                 -              (46)             -
                                                                          ------            ------           ------         ------

Income (loss) before Cumulative effect of change
in accounting principle                                                      442               449             (605)        (5,356)

Cumulative effect of change in accounting principle                            -                 -                -        (18,238)
                                                                          ------            ------           ------         ------

Net income (loss)                                                      $     442        $      449      $      (605)    $  (23,594)
                                                                          ======            ======           ======         ======

Earnings (loss) per share - Basic:
   Income (loss) from continuing operations                            $    0.07        $     0.04      $      0.39     $    (0.15)
   Discontinued operations:
      Income (loss) from operations, net of income taxes                   (0.02)             0.01            (0.45)         (0.49)

      Loss on disposal, net of income taxes                                    -                 -            (0.01)             -
                                                                          ------            ------           ------         ------

      Income (loss) before Cumulative effect of change
      in accounting principle                                               0.05              0.05            (0.07)         (0.64)
   Cumulative effect of change in
      accounting principle                                                     -                 -                -          (2.17)
                                                                          ------            ------           ------         ------

Net income (loss)                                                      $    0.05        $     0.05      $     (0.07)    $    (2.81)
                                                                          ======            ======           ======         ======

Earnings (loss) per share - Diluted:
   Income (loss) from continuing operations                            $    0.07        $     0.04      $      0.35     $    (0.15)
   Discontinued operations:
      Income (loss) from operations, net of income taxes                   (0.02)             0.01            (0.40)         (0.49)
      Loss on disposal, net of income taxes                                    -                 -            (0.01)             -
                                                                          ------            ------           ------         ------

      Income (loss) before Cumulative effect of change
      in accounting principle                                               0.05              0.05            (0.06)         (0.64)
   Cumulative effect of change in
      accounting principle                                                     -                 -                -          (2.17)
                                                                          ------            ------           ------         ------

   Net income (loss)                                                   $    0.05        $     0.05      $     (0.06)    $    (2.81)
                                                                          ======            ======           ======         ======

Weighted average shares -
   Basic                                                                   8,420             8,408            8,412          8,387
   Diluted                                                                 9,361             9,325            9,396          8,387